UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 17, 2012

Viggle Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York	10010
(Address of principal executive offices)	(Zip Code)

(212)  231-0092
(Registrant’s Telephone Number, including Area Code)

Function (X) Inc., 159 East 70th Street, New York, New York 10021
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

(a)	Litigation

On August 17, 2012, Viggle Inc. (the “Company”) was served with a patent infringement lawsuit filed on August 13, 2012 by Blue Spike, LLC ("Blue Spike") in the United States District Court for the Eastern District of Texas, Tyler Division (Civil Action No. 6:12-CV-526). The lawsuit claims patent infringement under U.S. Patent numbers 7,346,472, 7,660,700, 7,949,494, and 8,214,715 in connection with the Company’s audio recognition technology.

Blue Spike has commenced similar lawsuits against numerous companies involving the same patent family in the last two weeks, including Peer Media Technologies, Inc., The Echo Nest Corporation, Free Stream Media Corp., iPharro Media GmbH, iPharro Media, Inc., Shazam Entertainment, Ltd., Texas Instruments Incorporated, BIO-Key International, Inc., TuneSat, LLC, Vercury Inc., and SoundHound.

The Company denies that it is infringing any valid, enforceable claims of the asserted patents and intends to vigorously defend itself against the lawsuit.

(b)	Press Release

On August 30, 2012, the Company issued a press release relating to an agreement entered into between the Company and DIRECTV, LLC (“DirecTV”). Under the agreement, DirecTV and Viggle will enter into a strategic marketing relationship pursuant to which Viggle will promote DirecTV’s products and services, and DirecTV will promote the Viggle application during a renewable one year term. Subject to the terms of the agreement, each of Viggle and DirecTV have agreed to provide the other with at least $10 million in advertising value utilizing their respective marketing channels and to pay the other party for qualifying referrals.  In addition, DirecTV will purchase Viggle points, which Viggle will use to reward Viggle users who are DirecTV subscribers. In this manner, DirecTV customers that use the Viggle application will be eligible to receive rewards when they check into their favorite TV shows using Viggle.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated August 30, 2012.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: August 30, 2012	By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President